Exhibit 99.1
HORIZON OFFSHORE REPORTS RECORD RESULTS FOR 2006
HOUSTON—(February 28, 2007)—Horizon Offshore, Inc. (NasdaqGM:HOFF) today reported fourth quarter and full year 2006 results.
Summary of Results
(Unaudited)
(In thousands, except per share data and percentages)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Contract revenues	$116,671	$124,389	$547,289	$325,044
Gross profit	30,442	24,064	147,249	56,764
Margin	26.1%	19.3%	26.9%	17.5%
Operating income	22,816	15,585	109,824	21,870
Net income (loss)	13,803	(30,925)	67,010	(71,056)
Diluted earnings (loss) per share	0.43	(2.87)	2.14	(16.09)
Adjusted EBITDA	32,187	24,638	132,030	50,696
          2006 FOURTH QUARTER HIGHLIGHTS
•	Gross profit increased 27% from 2005 to $30.4 million and gross margin was 26.1% of 2006 fourth quarter revenues

•	Operating income increased 46% from 2005, and Adjusted EBITDA increased 31% from 2005

•	Diluted earnings per share were $0.43 for 2006 compared to a diluted loss per share of $(2.87) for 2005
The Company’s revenues for the fourth quarter of 2006 compared to the last quarter of 2005 decreased; however, strong pricing and vessel utilization in the U.S. Gulf of Mexico and the Company’s performance on its second major contract as part of the Ku-Maloob-Zaap project for Pemex improved gross margin, gross profit and operating income for the fourth quarter of 2006. The revenues and gross profit from domestic operations reflect stable marine construction activity in the U. S. Gulf of Mexico. In Latin America, the Company substantially completed one project for Pemex in the fourth quarter of 2006 and expects to complete its second project for Pemex during the second quarter of 2007. The Company’s revenues in West Africa decreased for the fourth quarter of 2006 compared to 2005, and the Company recorded additional losses in this geographic segment due to additional costs incurred to complete the

West Africa Gas Pipeline project. The Company’s Southeast Asia geographic segment generated strong results for the fourth quarter of 2006 due to a significant time charter of its combination barge, the Sea Horizon.
Net income for the fourth quarter of 2006 was $13.8 million, or $0.43 per diluted share, compared with a net loss of $(30.9) million, or $(2.87) per diluted share, for the fourth quarter of 2005. The net loss for the fourth quarter of 2005 included non-cash charges of $40.0 million in connection with the Company’s recapitalization plan completed during 2005.
The Company’s operating results for the fourth quarter of 2006 reflect continued strong demand for offshore exploration, development and construction activity in the U.S. Gulf of Mexico that began during the second half of 2005 compared to the past few years.
          2006 FISCAL YEAR HIGHLIGHTS
•	Revenues increased 68% from 2005 to $547.3 million in 2006

•	Gross profit increased 159% from 2005 to $147.2 million and gross margin was 26.9% of 2006 revenues

•	Operating income increased 402% from 2005, and Adjusted EBITDA increased 160% from 2005

•	Diluted earnings per share were $2.14 for 2006, which meets the Company’s earnings guidance for 2006 previously provided, compared to a diluted loss per share of $(16.09) for 2005

•	Cash flows from operations for 2006 were $52.1 million compared to $(2.3) million for 2005
The Company’s strong performance in 2006 resulted in record revenues, gross profit, operating income and net income and record Adjusted EBITDA which included a pre-tax reduction of $18.5 million related to the reserve for the remaining carrying value of the Company’s 2002 and 2003 Pemex EPC 64 claims. The Company’s domestic and Latin America geographic segments reported strong operating results for 2006. Capacity constraints due to the high demand for marine construction services because of the hurricane-related repair and salvage work in the U.S. Gulf of Mexico generated improved pricing and vessel utilization during

2006. The Company’s strong results for its domestic and Latin America geographic segments were partially offset by losses in its West Africa geographic segment. The Company’s operations in Southeast Asia also provided strong results for 2006 due to the time charter of the Sea Horizon during the second half of 2006. The Company expects to work this vessel on time charter for most of 2007.
Operating income of $109.8 million reflects the Company’s strong operating results for 2006 and includes a $14.3 million gain on insurance settlement for claims related to the Gulf Horizon and an $(18.5) million reserve for the remaining carrying value of the Pemex EPC 64 claims.
Net income for 2006 was $67.0 million, or $2.14 per diluted share, compared to a net loss of $(71.1) million, or $(16.09) per diluted share. The net loss for 2005 included non-cash charges of $63.1 million related to the completion of the Company’s recapitalization plan during 2005.
“Horizon is proud of its record setting performance in 2006. We remain well-positioned for continued success in what we believe will be a strong market for our services both domestically and internationally in 2007,” said David W. Sharp, President and Chief Executive Officer of Horizon Offshore, Inc. “We expect that the demand for marine construction services will support solid utilization and margin levels during 2007. The market has returned to more traditional seasonality and stable pricing levels, when compared to the record levels of demand, pricing and utilization in the U.S. Gulf of Mexico that we experienced during 2006.”
Conference Call
As previously announced, the Company will host a conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) on Thursday, March 1, 2007.
The call will be accessible to the public by telephone or web cast. To participate by telephone, dial 877-502-9273 (US/Canada) or 913-981-5582 (International) ten minutes before the call begins and ask for the Horizon conference call using the conference identification number 4376573. A telephonic replay will also be available after the conclusion of the call until

Wednesday, March 7, 2007. To access the telephonic replay, dial 888-203-1112 (US/Canada) or 719-457-0820 (International) using the conference identification number 4376573.
Investors will also have the opportunity to listen to the conference call over the Internet at http://www.horizonoffshore.com/inc/Presentations.asp?year=. Please go to the web site 15 minutes early to register to listen to the live call and to download and install any necessary software. For those who cannot listen to the live broadcast, a replay will be available through the Company’s website at the link above.
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements.

Consequently, the forward-looking statements often identified with words like “should,” “expects,” “believes,” “anticipates,” “may,” “could,” etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
Comparative Tables Follow:

Horizon Offshore, Inc.
Consolidated Statements of Operations and Financial Data
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Contract revenues	$116,671	$124,389	$547,289	$325,044
Cost of contract revenues	86,229	100,325	400,040	268,280

Gross profit	30,442	24,064	147,249	56,764
Selling, general and administrative expenses	7,526	8,479	33,167	30,922
Gain on insurance settlement	—	—	(14,300)	—
Reserve for claims and receivables	—	—	18,458	1,711
Impairment of property and equipment	100	—	100	—
Impairment loss on assets held for sale	—	—	—	2,261

Operating income	22,816	15,585	109,824	21,870

Other:
Interest expense	(3,218)	(45,065)	(13,989)	(67,572)
Interest income	1,281	257	2,967	777
Loss on debt extinguishment	—	—	(2,402)	(23,138)
Other income (expense), net	(333)	69	25	53

Net income (loss) before income taxes	20,546	(29,154)	96,425	(68,010)
Income tax provision	6,743	1,771	29,415	3,046

Net income (loss)	$13,803	$(30,925)	$67,010	$(71,056)

Earnings (loss) per share:
Net income (loss) per share — basic	$0.43	$(2.87)	$2.18	$(16.09)

Net income (loss) per share — diluted	$0.43	$(2.87)	$2.14	$(16.09)

Weighted average shares used in computing earnings (loss) per share:
Basic	31,831,781	10,771,034	30,711,698	4,417,341
Diluted	32,395,258	10,771,034	31,263,470	4,417,341

Non-GAAP Financial Data:
Adjusted EBITDA (1)	$32,187	$24,638	$132,030	$50,696

Adjusted EBITDA calculation is as follows:
Net income (loss)	$13,803	$(30,925)	$67,010	$(71,056)
Income tax provision	6,743	1,771	29,415	3,046
Net interest expense	1,937	44,808	11,022	66,795
Depreciation and amortization	7,296	7,258	27,397	21,661
Stock-based compensation	2,308	1,042	8,984	4,167
Loss on debt extinguishment	—	—	2,402	23,138
Gain on insurance settlement	—	—	(14,300)	—
Non-cash impairments	100	684	100	2,945

Adjusted EBITDA	$32,187	$24,638	$132,030	$50,696

(1)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, and adjusted for stock-based compensation, loss on debt extinguishment, gain on insurance settlement and non-cash impairments. Adjusted

EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. Management references this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Horizon also has aligned the disclosure of Adjusted EBITDA with the financial covenants in its material credit agreements with various lenders, which include ratios requiring a determination of EBITDA, as defined. Adjusted EBITDA is a material component of the financial covenants in Horizon’s credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies. A reconciliation of this non-GAAP measure to Horizon’s net income (loss) is included.

Horizon Offshore, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$96,890	$42,960
Restricted cash	9,325	4,055
Accounts receivable —
Contract receivables	72,231	43,423
Costs in excess of billings, net	112,836	90,229
Income tax receivable	5,040	—
Other	2,773	1,209
Other current assets	8,140	6,622

Total current assets	307,235	188,498
PROPERTY AND EQUIPMENT, net	197,409	186,416
RESTRICTED CASH	—	7,967
OTHER ASSETS	18,375	19,840

	$523,019	$402,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,160	$15,474
Accrued liabilities	8,130	6,617
Accrued job costs	56,782	56,085
Billings in excess of costs	2,632	7,386
Current maturities of long-term debt	14,813	26,130
Current taxes payable	5,195	2,687

Total current liabilities	102,712	114,379
LONG-TERM DEBT, net of current maturities	85,495	27,340
RELATED PARTY TERM DEBT	—	63,794
SUBORDINATED NOTES	13,904	12,845
OTHER LIABILITIES	924	877
DEFERRED INCOME TAXES	22,649	—

Total liabilities	225,684	219,235
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.00001 par value, 100,000,000 shares authorized, 32,395,258 shares issued and outstanding and 30,384,871 shares issued, respectively	—	—
Deferred compensation	—	(8,333)
Additional paid-in capital	419,392	382,239
Accumulated deficit	(121,766)	(188,776)
Treasury stock, none and 10,031 shares, respectively	—	(1,644)
Accumulated other comprehensive loss	(291)	—

Total stockholders’ equity	297,335	183,486

	$523,019	$402,721

Contact:	Ronald D. Mogel (713) 243-2753 Horizon Offshore, Inc.